                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.  4  )*
                                             -----

                             RCM Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    749360400
                     ---------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

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------------------------------                          ------------------------
CUSIP No.  749360400                     13G              Page 2 of 11 Pages
           ------------
------------------------------                          ------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                          (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY
      OWNED BY                  2,169,000
                      ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
     REPORTING
       PERSON                   None
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH
                                2,169,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,169,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                         [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                          ------------------------
CUSIP No.  749360400                     13G              Page 3 of 11 Pages
           ------------
------------------------------                          ------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                             (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY
      OWNED BY                  2,169,000
                      ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
     REPORTING
       PERSON                   None
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH
                                2,169,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,169,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.6 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                          ------------------------
CUSIP No.  749360400                     13G              Page 4 of 11 Pages
           ------------
------------------------------                          ------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                          (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY
      OWNED BY                  786,000
                      ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
     REPORTING
       PERSON                   None
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH
                                786,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            786,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                           [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

------------------------------                          ------------------------
CUSIP No.  749360400                     13G              Page 5 of 11 Pages
           ------------
------------------------------                          ------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Wanger Advisors Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                             (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY
      OWNED BY                  753,000
                      ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
     REPORTING
       PERSON                   None
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH
                                753,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            753,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                               [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

                     RCM Technologies, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

                     2500 McClellan Avenue
                     Suite 350
                     Pennsauken, New Jersey 08109-4613


Item 2(a)     Name of Person Filing:

                     Liberty Wanger Asset Management, L.P. ("WAM")
                     WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")
                     Liberty Acorn Trust ("Acorn")
                     Wanger Advisors Trust ("WAT")



Item 2(b)     Address of Principal Business Office:

                     WAM, WAM GP, Acorn and WAT are all located at:

                     227 West Monroe Street, Suite 3000
                     Chicago, Illinois  60606


Item 2(c)     Citizenship:

                     WAM is a Delaware limited partnership; WAM
                     GP is a Delaware corporation; Acorn is a Massachusetts business trust; and WAT is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:

                     Common Stock

Item 2(e)     CUSIP Number:

                     749360400

Item 3        Type of Person:

                     (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                     (d) WAT is an Investment Company under section 8 of the Investment Company Act.

                     (e)    WAM is an Investment Adviser registered under
                            section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 6 of 11 pages

Item 4        Ownership (at December 31, 2001):

                     (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                            2,169,000

                     (b)    Percent of class:

                            20.6% (based on 10,539,424 shares outstanding as of October 30, 2001)

                     (c)    Number of shares as to which such person has:

                            (i)    sole power to vote or to direct the vote:
                                   none

                            (ii)   shared power to vote or to direct the vote:
                                   2,169,000

                            (iii) sole power to dispose or to direct the disposition of: none

                            (iv)   shared power to dispose or to direct
                                   disposition of: 2,169,000


Item 5        Ownership of Five Percent or Less of a Class:

                     Not Applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                     The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn and WAT. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn and WAT are the only such persons known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                     Not Applicable

Item 8        Identification and Classification of Members of the Group:

                     Not Applicable

Item 9        Notice of Dissolution of Group:

                     Not Applicable

                               Page 7 of 11 Pages

Item 10       Certification:

                     By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 11 Pages

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002


                       The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         -------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                       The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     LIBERTY ACORN TRUST



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                       The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WANGER ADVISORS TRUST



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 9 of 11 Pages

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., Liberty Acorn Trust and Wanger Advisors Trust

                               Page 10 of 11 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

             Dated: February 14, 2002


                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                    LIBERTY ACORN TRUST



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                                    WANGER ADVISORS TRUST



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                              Page 11 of 11 pages